Exhibit 7(b)


                                                  03337.78538   505   162661.d4
                                                       1/31/97   11:55 am


                       AGREEMENT REGARDING STOCK TRANSFER
                             AND EXERCISE OF RIGHTS


         THIS AGREEMENT REGARDING STOCK TRANSFER AND EXERCISE RIGHTS (the "Agreement") is made as of February 26, 1997, between AEW PARTNERS II, L.P., a Delaware limited partnership (the "Seller") and AEW HEALTH SCIENCE PROPERTIES CO-INVESTMENT, L.P., a Delaware limited partnership (the "Buyer").

                                   Background
                                   ----------

A. Pursuant to a Series V Convertible Preferred Stock Purchase Agreement (the "Original Purchase Agreement") dated September 9, 1996 among Seller, Health Science Properties, Inc. (the "Company") and Health Science Properties Holding Corporation (the "Parent"), Seller has acquired 27,500 shares (the "Acquired Shares") of Series V Preferred Stock of the Company, and has an option to acquire an additional 22,500 shares of Series V Preferred Stock of the Company (the "Option Shares," and together with the Acquired Shares, the "Committed Shares").

B. In connection with the Original Purchase Agreement, the Seller, the Company and the parent entered into a Stockholders Agreement dated September 9, 1996 (the "Stockholders Agreement").

C. The Seller desires to sell to the Buyer 6,600 shares of the Acquired Shares and contribute to the Buyer an additional 66 shares of the Acquired Shares on the terms set forth herein.

         THE PARTIES AGREE AS FOLLOWS:

1. Definitions. Capitalized terms used herein without definition shall have the meaning given to them in the Original Purchase Agreement.

2. Purchase and Sale of Stock. The Seller hereby agrees to sell to the Buyer, and the Buyer hereby agrees to purchase from the Seller, 6,600 of the Acquired Shares for an aggregate purchase price of $6,700,982.38 (the "Purchase Price"). The Acquired Shares shall be allocated as follows: 3,840 shares shall be transferred from the tranche of Acquired Shares acquired by the Seller from the Company on September 9, 1996; 1,400 shares shall be transferred from the tranche of Acquired Shares acquired by the Seller from the Company on October 16, 1996; and 1,320 shares shall be transferred from the tranche of Acquired Shares acquired by the Seller from the Company on December 10, 1996.

3. Contribution of Stock. The Seller hereby agrees to contribute to the Buyer an additional 66 shares to be allocated as follows: 39 shares shall be transferred from the tranche of Acquired Shares acquired by the Seller from the Company on September 9, 1996; 14 shares


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shall be transferred from the tranche of Acquired Shares acquired by the Seller from the Company on October 16, 1996; and 13 shares shall be transferred from the tranche of Acquired Shares acquired by the Seller from the Company on December 10, 1996.

4. Closing. The purchase and sale of the Acquired Shares, as well as the contribution of such shares, shall take place on January __, 1997, or on such other date as the Seller and the Buyer mutually agree (the "Closing"), at which time the Buyer shall deliver the Purchase Price to the Seller and the Seller shall deliver to the Buyer certificates representing the Acquired Shares and the stock assignments transferring the Acquired Shares to the Buyer effective as of the Closing.

5. Assignment of Rights. The Seller hereby assigns to the Buyer all rights of the Seller under the Original Purchase Agreement (including, without limitation, Section 8 thereof and its proportionate share of any action arising out of breach of representations, warranties or covenants under the Original Purchase Agreement) and the Stockholders Agreement with respect to the Acquired Shares transferred hereunder. In addition, Buyer hereby agrees to purchase directly from the Company 24% of all Option Shares offered to the Seller under the Original Purchase Agreement, and the Seller hereby assigns to the Buyer all rights of the Seller under the Original Purchase Agreement (including, without limitation, Section 8 thereof) and the Stockholders Agreement with respect to such shares.

6. Board Representation. Section 5.11 of the Original Purchase Agreement,
Section 4.1 of the Stockholders Agreement and Article V, Section F(11) of the Articles of Amendment provide the Seller and any other AEW Affiliate that is a transferee of such rights, the right to elect a specified number of directors of the Company, subject to the limitations set forth therein. Seller and Buyer hereby agree that: (a) so long as they are entitled to elect two directors of the Company in accordance with the provisions referenced in the preceding sentence, each party shall vote all of the shares of Series V Preferred Stock of the Company (and Common Stock issuable upon conversion thereof) it holds in favor of electing to the Board of Directors of the Company one nominee of Buyer and one nominee of Seller; (b) at any time they are only entitled to elect one director of the Company, each party shall vote all of the shares of Series V Preferred Stock of the Company (and Common Stock issuable upon conversion thereof) it holds in favor of electing to the Board of Directors of the Company one nominee of the shareholder that is designated by the Seller to nominate such director; and (c) if at any time they are entitled to elect three or more directors of the Company, each party shall vote all of the shares of Series V Preferred Stock of the Company (and Common Stock issuable upon conversion thereof) it holds in favor of electing to the Board of Directors of the Company a pro rata number of nominees of Buyer and Seller in accordance with the share holdings of Buyer and Seller (but in any event both Buyer and Seller shall each be entitled to nominate at least one director).

7. Conversion of Redemption of Series V Preferred Stock. Both Buyer and Seller agree that they shall not voluntarily convert shares of Series V Preferred Stock of the Company to


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                                                   03337.78538   505   162661.d4
                                                        1/31/97   11:55 am


Common Stock or voluntarily redeem shares of Series V Preferred Stock of the Company unless such action is approved by holders of a majority of the outstanding shares of Series V Preferred Stock, in which case Buyer and Seller hereby agree that each will voluntarily convert or redeem, as the case may be, all shares of Series V Preferred Stock it then holds.

8. Sales by Buyer of Seller.

         8.1 Tag-Along Rights. Buyer and Seller hereby agree that they will not transfer any shares of Series V Preferred Stock or Common Stock issuable upon conversion thereof, in each case now owned or hereafter acquired, except as specifically provided in this Section 8. Should either Buyer or Seller (in either case, the "Selling Stockholder") propose to sell, exchange or otherwise dispose of any shares of capital stock it holds in the Company, it shall give 15 days prior written notice to the other party and shall include in its sale, exchange or disposition that number of shares owned by the other party that is equal to the product obtained by multiplying (a) the aggregate number of shares of capital stock being sold by (b) a fraction, the numerator of which is the number of shares of capital stock held by the other party on an as-converted basis and the denominator of which is the sum of the shares of capital stock held by the Selling Stockholder and the other party, each on an as converted basis. Any such participation by the non-initiating Stockholder shall be at the same price per share (in form and amount) applicable to the sale of the Selling Stockholder's shares and otherwise shall be on the same terms and conditions (including any with respect to deferral of payment in whole or in part and any option as to the form and amount of consideration to be received) as are applicable to the Seller Stockholder; provided, that the non-initiating Stockholder shall not be required to (a) make any representation or warranty to any person in connection with such transaction other than as to (i) good title and the absence of liens or encumbrances with respect to such non-initiating Stockholder's shares, (ii) the corporate or other existence of such non-initiating Stockholder and (iii) the authority for and the validity and binding effect of, and the absence of any conflicts under the charter documents and material agreements of such non- initiating Stockholder as to, any agreements entered into by such non-initiating Stockholder in connection with such sale or
(b) provide any indemnities in connection with any such transaction except for a breach of the above representations and warranties. The participation rights of
Section 8.1 shall not pertain or apply to (i) any sale pursuant to which the non-selling party has already been offered the right to participate by the acquiror or (ii) any transfers to a general or limited partner of a party.

         8.2 Drag Along Rights. Buyer and Seller hereby agree that if holders of a majority of the Series V Preferred Stock or Common Stock issuable upon conversion thereof (the "Majority Holders") agree to sell 100% of such shares to a third party, or to vote in favor of a transaction which will have the effect of selling all of the Company to a third party, then the parties hereto shall sell all of their shares to such third party for the same consideration per share and otherwise on the same terms and conditions as the Majority Holders, or to vote in favor of such transaction, if so requested by the Majority Holders.


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                                                   03337.78538   505   162661.d4
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9. Future Investments In the event that the Company subsequently offers to
Seller and/or Buyer the right to purchase additional shares of Series V
Preferred Stock ("Additional Shares") in excess of the Committed Shares, Buyer shall inform Seller of the percentage (if any) of its allocable portion (24%) of the Additional Shares which Buyer is committed to purchase pursuant to the provisions of Section 4.3 of Buyer's partnership agreement ("Section 4.3"). In the event that Buyer elects to purchase less than all of its allocable portion of the Additional Shares, Buyer agrees to assign to Seller, to the extent assignable, its right to purchase any or all of the Additional Shares declined by Buyer, provided that (a) in no event shall Seller be obligated to purchase such shares, and (b) Seller may not purchase any Additional Shares on terms which vary in any material respect from the terms offered to the Buyer (or its Limited Partners) pursuant to Section 4.3. Seller shall not make any investment in the Parent, the Company or their subsidiaries except for (i) the Committed Shares and (ii) additional shares of Class V Preferred Stock; provided that in the case of clause (ii), the Buyer has an opportunity to purchase its pro rata share in accordance with this Section 9 and Section 4.3.

10. Entire Agreement; Successors and Assigns. Except as is specifically referenced, this Agreement constitutes the entire contract between the Seller and the Buyer relative to the subject matter hereof. Any unreferenced previous agreement between the Seller and the Buyer is superseded by this Agreement. Subject to the exceptions specifically set forth in this Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.

11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland applicable to contracts entered into and wholly to be performed within the State of Maryland by Maryland residents.

12. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                             SIGNATURE PAGE ATTACHED


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                                                   03337.78538   505   162661.d4
                                                        1/31/97   11:55 am


The Seller:                  AEW PARTNERS II, L.P.,
                             a Delaware limited partnership

                             By:  AEW II, L.P., its General Partner

                                  By:  PARTNERS II HOLDINGS,
                                       L.P., its General Partner

                                       By:  AEW II CORPORATION
                                            its General Partner

                                            By:  /s/ Marc L. Davidson
                                                 ------------------------------
                                                 Name:  Marc L. Davidson
                                                 Title:  Vice President


The Buyer:                   AEW HEALTH SCIENCE PROPERTIES
                             CO-INVESTMENT, L.P.

                             By:  AEW PARTNERS II, L.P., its
                                  General Partner

                             By:  AEW II, L.P., its General Partner

                                  By:  PARTNERS II HOLDINGS,
                                       L.P., its General Partner

                                       By:  AEW II CORPORATION
                                            its General Partner

                                            By:      /s/ Marc L. Davidson
                                                     --------------------------
                                                     Name:  Marc L. Davidson
                                                     Title:  Vice President


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